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                                                                      EXHIBIT 23


The Board of Directors
Inland Real Estate Corporation:

We consent to incorporation by reference in the registration statement (No.333-51318) on Form S-3 of Inland Real Estate Corporation of our report dated January 26, 2001, except as to note 13, which is as of March 21, 2001, relating to the consolidated balance sheets of Inland Real Estate Corporation as of December 31, 2000, and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule, which report appears in the December 31, 2000 annual report of Form 10-K of Inland Real Estate Corporation.



                                                                  KPMG LLP

March 28, 2001